EXHIBIT 77Q1(a)(1)
FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED
(the "Fund")


ARTICLES OF AMENDMENT
OF
FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED


       Flaherty & Crumrine/Claymore Total Return Fund Incorporated, a Maryland corporation (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

       FIRST:	The Articles Supplementary Establishing and Fixing
the Rights and Preferences of Auction Market Preferred Stock of the Corporation, filed with the Maryland State of Department of Assessments and Taxation on October 29, 2003 is hereby amended as follows: by adding the following subsection 4(b)(v) to Part I thereof:

 "(v)	Terms of Office of Certain Directors to Terminate.
Simultaneously with and at the time that none of the issued Preferred Shares are "outstanding" as set forth in subsection
(j) of this Section 4, i.e., the requisite Notice of Redemption with respect to such Preferred Shares shall have been mailed as provided in paragraph 8(c) of this Part 1 and the Redemption Price for the redemption of such Preferred Shares shall have been deposited in trust with the Auction Agent for that purpose, the terms of office of any Directors elected solely by the Holders of such Preferred Shares shall automatically terminate and the remaining Directors shall constitute the Directors of the Fund; provided, however, that the terms of office of any such Directors who meet the definition of "Continuing Directors" in the Fund's Articles of Incorporation shall continue and shall not terminate."

       SECOND:	The amendment to the Charter of the Corporation set
forth in Article FIRST was advised by the Corporation's Board of Directors and approved by the stockholders.

       IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and state that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under the penalties of perjury.
June 3, 2005

FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN
FUND INCORPORATED

       By:	/s/ Robert M. Ettinger
              	Robert M. Ettinger
       President
WITNESS:

/s/ R. Eric Chadwick
R. Eric Chadwick
Secretary
G:\Clients\Preferred\FLC\N-SAR\053105\FLC Exhibit 77Q1(a)(1) - 053105.doc